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                                                               Exhibit 3(i).2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


     MIDAS GROUP, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That by unanimous consent of its Board of Directors and sole shareholder, the following resolutions were adopted setting forth an amendment to the Certificate of Incorporation of said corporation, said resolutions reading as follows:

     RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article I thereof so that, as amended said Article shall be and read as follows:

          The name of the corporation (which is hereinafter referred to and the "Corporation") is:


                                  Midas, Inc.


     and;

     FURTHER RESOLVED,that the proper officers of this corporation be, and each of them hereby is, directed to make and execute a Certificate of Amendment of Certificate of Incorporation, and to cause the same to be filed with the Secretary of State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said change of name.

     SECOND: That said amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said MIDAS GROUP, INC., has caused this Certificate to be signed by Robert H. Sorensen, its Vice President and Secretary, this 30th day of December, 1997.


                                        MIDAS GROUP, INC.


                                        By:  /s/ Robert H. Sorensen
                                            --------------------------------
                                             Vice President and Secretary